EXHIBIT 99.1

j2 Global Communications Completes Acquisition of
The Electric Mail Company

LOS ANGELES—March 22, 2004—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, completed the acquisition of substantially all of the assets and operations of The Electric Mail Company Inc., a Burnaby, British Columbia-based provider of outsourced email and value-added messaging services, on Friday, March 19, 2004, for the purchase price of approximately CDN $7.0 in cash.

Please see j2 Global’s January 22, 2004, press release for additional information regarding this transaction.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to more than five million customers around the world. j2 Global’s network spans more than 1,100 cities in 20 countries on five continents. The Company markets these services under the j2®, eFax®, jConnect®, jFax®, ConsensusTM, Hotsend®, PaperMaster®, Protofax®, M4 InternetTM, and Documagix® brands. As of December 31, 2003, j2 Global had achieved 27 consecutive quarters of revenue growth and eight consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:
Christine Brodeur or Jonathan Rodgers	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0520	323-372-3617
info@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities on acceptable terms; subscriber growth and retention; the risk of increased competition; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 31, 2003 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.